Rule 424(b)(2)
	Registration Nos. 333-50197
	NASD File No. 961029005
                                  Cusip No:  52517PPW5

AMENDMENT TO PRICING SUPPLEMENT NO. 347
Dated: March 29, 1999 to Prospectus
Supplement dated May 4, 1998
And Prospectus dated May 4, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100.00%  Initial Interest Rate: Three (3)Month
Commission: 0.35%                           	    LIBOR Telerate
	                posted on 3/25/99
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 03/29/99
(X) LIBOR (3 month)	 Maturity Date:   04/02/02
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.90%

Index Maturity: Quarterly

Interest Payment Period:	 Quarterly

Interest Reset Period:	Quarterly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two London business days prior to interest reset dates.

Interest Payment Dates:  The 1st of January, April, July and
October, commencing on July 1, 1999.

The aggregate principal amount of this offering is $410,000,000 and relates only to Pricing Supplement No. 347. Medium-Term Notes, Series E are not limited as to a total amount authorized . To date, including this offering, an aggregate of $17,679,204,288 Medium-Term Notes, Series E has been issued and $9,722,137,201 are outstanding.